Filed Pursuant to Rule 424(b)(5)
Registration No. 333-207030

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common stock, par value $0.50 per share	717,500 shares	N/A	N/A	N/A

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus supplement shall also cover any additional shares of the common stock of M&T Bank Corporation (“M&T”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of M&T common stock.
(2)	Pursuant to the Agreement and Plan of Merger, dated as of August 27, 2012, as amended by Amendment No. 1, dated April 13, 2013, Amendment No. 2, dated December 16, 2013, Amendment No. 3, dated December 8, 2014, and Amendment No. 4, dated April 16, 2015 (as amended, the “Merger Agreement”), in each case by and among M&T, Hudson City Bancorp, Inc. (“Hudson City”) and Wilmington Trust Corporation, a wholly owned subsidiary of M&T (“WTC”), effective as of November 1, 2015, M&T acquired Hudson City pursuant to a merger of Hudson City with and into WTC. At the effective time of the merger, certain outstanding equity awards with respect to shares of common stock of Hudson City held by former employees of Hudson City were converted into equity awards with respect to shares of common stock of M&T, subject to appropriate adjustments to the number of shares and, where applicable, the exercise price of such award. The number of shares registered hereunder represents the maximum number of shares of M&T common stock issuable upon the vesting or exercise of such equity awards, subject to appropriate adjustments thereto.
(3)	These shares were registered under the Registration Statement on Form S-4 (File No. 333-184411), as amended. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4 (File No. 333-184411), as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 18, 2015)

717,500 Shares of Common Stock

of

M&T Bank Corporation

M&T Bank Corporation (“M&T”) is registering a total of up to 717,500 shares of its common stock, par value $0.50 per share, that are issuable upon the vesting or exercise of certain equity awards with respect to shares of common stock of Hudson City Bancorp, Inc. (“Hudson City”) held by former employees of Hudson City (or their respective legal successors) that were assumed by M&T and converted into equity awards with respect to shares of common stock of M&T (subject to appropriate adjustments to the number of shares and, if applicable, exercise price) in connection with M&T’s acquisition of Hudson City completed on November 1, 2015. The adjusted exercise prices of the assumed equity awards that are options range from approximately $99.14 to $224.21 per share of M&T common stock. If all holders of assumed stock options purchase all of the shares of M&T common stock subject to such options, M&T will receive aggregate net proceeds of up to approximately $110.4 million. Up to approximately 13,913 shares of M&T common stock are issuable upon vesting and settlement of the other assumed equity awards (other than options) described herein. M&T will not receive any additional consideration upon the settlement of such equity awards.

M&T’s common stock is listed for trading on the New York Stock Exchange under the symbol “MTB.” On October 30, 2015, the last reported sales price of M&T common stock on the New York Stock Exchange was $119.85 per share.

See “Risk Factors” beginning on page S-5 of this prospectus supplement to read about important risks you should consider with respect to investing in M&T’s common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus supplement is November 2, 2015

Prospectus Supplement

Prospectus

S-i

ABOUT THIS DOCUMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the terms of this offering of M&T common stock and adds and updates information contained in or incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about M&T and its securities that it may offer from time to time, some of which may not apply to this offering.

This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information that is not included in or delivered with this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information below under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. M&T has not authorized anyone to provide you with different information. M&T is not making an offer of these securities in any jurisdiction where the offer is not permitted.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “M&T,” “we,” “us,” “our” or similar references mean M&T Bank Corporation, and all references in this prospectus supplement to “Hudson City” mean Hudson City Bancorp, Inc.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about M&T and this offering that is contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider regarding your equity award with respct to investing in M&T’s common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference (see “Where You Can Find More Information”) carefully.

M&T Bank Corporation

M&T Bank Corporation is a New York business corporation, which is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended and as a bank holding company under Article III-A of the New York Banking Law. The principal executive offices of M&T are located at One M&T Plaza, Buffalo, New York 14203. The telephone number for M&T is (716) 842-5445.

The Merger

Pursuant to the Agreement and Plan of Merger, dated as of August 27, 2012, as amended by Amendment No. 1, dated April 13, 2013, Amendment No. 2, dated December 16, 2013, Amendment No. 3, dated December 8, 2014, and Amendment No. 4, dated April 16, 2015 (as amended, the “Merger Agreement”), in each case by and among M&T, Hudson City and Wilmington Trust Corporation, a wholly owned subsidiary of M&T (“WTC”), effective as of November 1, 2015, Hudson City merged with and into WTC, with WTC surviving as a wholly owned subsidiary of M&T.

At the effective time of the merger, each share of Hudson City common stock was converted into the right to receive either 0.08403 of a share of M&T common stock (the “exchange ratio”) or cash having a value equal to the product of the exchange ratio multiplied by the average closing price of M&T common stock for the ten trading days immediately prior to the completion of the merger (such stock or cash, the “merger consideration”), depending on the election of the holder of such share of Hudson City common stock and subject to the proration and adjustment procedures as specified in the Merger Agreement.

Additionally, at the effective time of the merger,

(i)	each outstanding and unexercised option to purchase shares of Hudson City common stock, whether vested or unvested, was converted into an option to purchase shares of M&T common stock equal to the product of (x) the number of shares of Hudson City common stock that were purchasable under the option immediately before the effective time of the merger and (y) exchange ratio, and having an exercise price equal to (x) the per share exercise price of the option in effect immediately before the effective time of the merger divided by (y) the exchange ratio, and will otherwise remain subject to the same terms and conditions applicable prior to the merger;

(ii)

each outstanding deferred stock unit (“DSU”) of Hudson City (other than performance DSUs described in clause (iii) below) was converted into an award with respect to shares M&T common stock in a number equal to the product of (x) the number of shares of Hudson City common stock subject to the DSU immediately before the effective time of the merger and (y) the exchange ratio, and will otherwise remain subject to the same terms and conditions applicable prior to the merger;

(iii)	each performance-based DSU of Hudson City that was granted prior to August 27, 2012 was converted into the right to receive cash merger consideration, and each other performance based DSUs of Hudson City was converted into the right to receive 0.08403 of a share of M&T common stock, and will otherwise remain subject to the same terms and conditions applicable prior to merger; and

(iv)	other Hudson City stock awards were converted into the right to acquire or receive benefits measured by the value of the number of shares of M&T common stock equal to the product of (x) the number of shares of Hudson City common stock subject to such award immediately before the effective time of the merger and (y) the exchange ratio, and will otherwise remain subject to the same terms and conditions applicable prior to the merger.

In connection with the merger, M&T assumed those outstanding equity awards in respect of shares of common stock of Hudson City that were converted into equity awards with respect to shares of common stock of M&T. This prospectus supplement relates to those shares of M&T common stock issuable upon the vesting or exercise of such assumed and converted equity awards that are held by former employees of Hudson City (or their respective legal successors).

The Offering

Issuer	M&T Bank Corporation
Securities Offered	717,500 shares of M&T common stock, par value $0.50 per share, that are issuable upon the vesting or exercise of certain equity awards with respect to shares of common stock of Hudson City held by former employees of Hudson City (or their respective legal successors) that were assumed by M&T and converted into equity awards with respect to shares of common stock of M&T (subject to appropriate adjustments to the number of shares and, if applicable, exercise price) in connection with M&T’s acquisition of Hudson City completed on November 1, 2015.

Use of Proceeds	If all of the assumed equity awards described in this prospectus supplement that are stock options are exercised in full, M&T will receive aggregate net proceeds of approximately $110.4 million. M&T intends to use any such proceeds for general corporate purposes. M&T will not receive any proceeds from the settlement or vesting of other assumed equity awards described in this prospectus supplement.

NYSE Symbol	MTB

CAUTIONARY STATEMENT REGARD FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document, contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and are difficult to predict. Forward-looking statements speak only as of the date they are made, and M&T assumes no duty to update forward-looking statements.

In addition to factors described in the section entitled “Risk Factors,” the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities and interest rate sensitivity;

•	prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans and other assets;

•	sources of liquidity;

•	common shares outstanding and common stock price volatility;

•	fair value of and number of stock-based compensation awards to be issued in future periods;

•	the impact of changes in market values on trust-related revenues; legislation and/or regulation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively, including tax legislation or regulation;

•	regulatory supervision and oversight, including monetary policy and capital requirements;

•	changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies;

•	increasing price and product/service competition by competitors, including new entrants;

•	rapid technological developments and changes;

•	the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

•	the mix of products/services;

•	containing costs and expenses;

•	inflation;

•	changes in asset quality and credit risk;

•	inability to sustain revenue and earnings growth;

•	customer acceptance of M&T’s products and services;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

•	competitive conditions;

•	the impact, extent and timing of technological changes, capital management activities and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms;

•	governmental and public policy changes;

•	protection and validity of intellectual property rights;

•	reliance on large customers;

•	technological, implementation and cost/financial risks in large, multi-year contracts;

•	the outcome of pending and future litigation and governmental proceedings, including tax-related examinations and other matters;

•	continued availability of financing and changes in interest rates and capital markets;

•	financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses;

•	material differences in the actual financial results of merger, acquisition and investment activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements;

•	difficulties and delays in integrating the M&T and Hudson City businesses or fully realizing cost savings and other anticipated benefits;

•	business disruption following the acquisition by M&T of Hudson City;

•	general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency rate fluctuations; and

•	changes and trends in the securities markets.

RISK FACTORS

Your investment in M&T’s common stock involves certain risks. Before acquiring any of M&T’s common stock, in consultation with your own financial and legal advisors, you should carefully consider the discussion under Item 1A. “Risk Factors” in M&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (as such risk factors may be updated from time to time in M&T’s SEC filings) which is incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.” If any of these risks actually occurs, M&T’s business, results of operations and financial condition may suffer. As a result, the trading price of M&T’s common stock may decline, and you might lose part or all of your investment.

USE OF PROCEEDS

If all of the assumed equity awards described in this prospectus supplement that are stock options are exercised in full, M&T will receive aggregate net proceeds of approximately $110.4 million. M&T intends to use any such proceeds for general corporate purposes. General corporate purposes may include repayment of debt, repurchases of outstanding shares of common stock, acquisitions, investments, additions to working capital, capital expenditures, investments in other business enterprises or otherwise. Net proceeds may be temporarily invested prior to use. M&T will not receive any proceeds from the settlement or vesting of other assumed equity awards described in this prospectus supplement.

HUDSON CITY INCENTIVE PLANS

Overview

Effective as of November 1, 2015, Hudson City merged with and into WTC, with WTC surviving as a wholly owned subsidiary of M&T. Pursuant to the Merger Agreement, M&T assumed certain outstanding equity awards with respect to shares of common stock of Hudson City held by former employees of Hudson City and its affiliates. Upon the completion of the merger, those equity awards became equity awards with respect to M&T common stock, subject to appropriate adjustments to the number of shares and, where applicable, the exercise price of each such equity award. This prospectus supplement relates to the shares of M&T common stock that may be issued upon vesting or exercise of those assumed equity awards.

This prospectus supplement only discusses the treatment of the stock options, deferred stock units and other stock-based awards held by former employees of Hudson City and its affiliates that were assumed by M&T under the Merger Agreement.

The Hudson City Bancorp, Inc. 2006 Stock Incentive Plan and

the Hudson City Bancorp, Inc. Amended and Restated 2011 Stock Incentive Plan

Hudson City, the holding company for Hudson City Savings Bank, has adopted the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan (the “2006 Plan”) and the Hudson City Bancorp, Inc. Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan,” and, together with the 2006 Plan, the “Stock Incentive Plans”), an amendment and restatement of the 2006 Plan. Pursuant to the Stock Incentive Plans, options to purchase Hudson City’s common stock (“Options”) and deferred stock unit awards with respect to Hudson City’s common stock (“Deferred Stock Units”), have been granted on prescribed terms and conditions to eligible officers and non-employee directors of Hudson City, Hudson City Savings Bank and other companies approved by the Board of Directors of Hudson City (the “Hudson City Board”).

General Plan Information

Purpose of the Plans. The purpose of the Stock Incentive Plans is to promote the growth and profitability of Hudson City by providing certain non-employee directors, officers and employees of Hudson City and its affiliates with an incentive to achieve corporate objectives and by attracting and retaining individuals of outstanding competence through a participation interest in the performance of Hudson City common stock.

Term; Amendment, Suspension and Termination. The 2006 Plan was established for a term of 10 years ending on June 7, 2016. The 2011 Plan amended and restated the 2006 Plan on April 19, 2011, when it was established for a term of 10 years ending on April 19, 2021, subject to earlier suspension and/or termination by action of the Board of Directors of M&T (the “Board”). The terms of the 2006 Plan continue to apply to the awards issued prior to its amendment and restatement.

The Stock Incentive Plans may be amended in whole or in part at any time by action of the Board. Any material amendment to these plans is subject to shareholder approval to the extent necessary to comply with section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or the corporate governance standards imposed by any national securities exchange on which the issuer lists or seeks to list its shares. Each Option and Deferred Stock Unit granted under the Stock Incentive Plans that is outstanding on the date of suspension or termination of the plans will remain outstanding under the terms and conditions set forth in the applicable award notice, and will be exercisable to the extent provided therein.

Inapplicability of ERISA. The Stock Incentive Plans are not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Plan Administration. The Stock Incentive Plans are administered by the Compensation Committee (the “Committee”) of the Board consisting of at least two members of the Board, each of whom must qualify as an outside director under section 162(m) of the Code, a non-employee director under Rule 16b-3 under the Securities

Exchange Act of 1934, as amended (the “Exchange Act”) and an independent director under the corporate governance standards imposed on compensation committees under the listing requirements imposed by any national securities exchanges on which M&T lists or seeks to list its shares.

Subject to the terms and conditions of the Stock Incentive Plans and limitations imposed by the Board, the Committee is responsible for the overall management and administration of the plans. The members of the Committee are elected by the Board and serve at its pleasure. The Board, in its discretion, may take any action and exercise any power, privilege or discretion conferred on the Committee under the plans with the same force and effect as if done or exercised by the Committee.

How the Merger Affected Outstanding Awards

Upon completion of the merger on November 1, 2015:

Options. Each outstanding and unexercised Option under the Stock Incentive Plans, whether vested or unvested, was converted into an option to purchase shares of M&T common stock equal to the product of (x) the number of shares of Hudson City common stock that were purchasable under the option immediately before the effective time of the merger and (y) 0.08403 (the “exchange ratio”), and having an exercise price equal to (x) the per share exercise price of the option in effect immediately before the effective time of the merger divided by (y) the exchange ratio, and will otherwise remain subject to the same terms and conditions applicable prior to the effective time of the merger.

Deferred Stock Units. Each outstanding Deferred Stock Unit under the Stock Incentive Plans (other than certain performance-based Deferred Stock Units that were settled in cash) was converted into an award with respect to shares of M&T common stock in a number equal to the product of (x) the number of shares of Hudson City common stock subject to the Deferred Stock Unit immediately before the effective time of the merger and (y) the exchange ratio, and will otherwise remain subject to the same terms and conditions applicable prior to the effective time of the merger.

Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

Awards. Whether you received an Option or Deferred Stock Unit award under the Stock Incentive Plans, and the size and timing of any such award was determined by the Committee (or its predecessor) in its discretion. You do not have a legal right to receive a deferred stock unit award.

Vesting. Any Option or Deferred Stock Unit award that was not vested upon termination of your employment will generally be forfeited. Each Option or Deferred Stock Unit award granted under the Stock Incentive Plans shall become vested on the date specified in the award notice. Vesting generally may be accelerated in the event of death, disability or retirement or upon a change in control.

Exercise of Options. Each Option award notice under the Stock Incentive Plans specifies an exercise period and a per-share exercise price. To exercise an Option, you must submit notice to the Committee, in the form and manner prescribed by the Committee, and provide full payment of the exercise price during the exercise period. Payment may be made in cash (including certified or bank checks as the or other instruments as M&T may accept), and, to the extent permitted by the Committee, in M&T common stock or other property, or by way of a “cashless exercise.” If all conditions for exercise of an Option are satisfied, M&T will transfer to you shares of M&T common stock consistent with the extent of the exercise.

Settlement of DSUs. Each Deferred Stock Unit award notice under the Plan specifies a date and a medium (either Common Stock or cash) for the settlement of the awards evidenced by that notice. On the specified settlement date, M&T will transfer to you, for each vested Deferred Stock Unit evidenced by the notice, either (if the medium of settlement is common stock) one share of M&T common stock, together with all dividends and other distributions accumulated with respect to that deferred stock unit, or (if the medium of settlement is cash) the cash value of such share, dividends and distributions.

Deferred Dividend Rights. Unless otherwise specified in the notice evidencing your Deferred Stock Unit awards, any dividends or distributions declared and paid with respect to shares of common stock subject to your awards will be held and invested in additional shares of common stock, subject to vesting and settlement on the same terms as your awards generally.

No Voting Rights. Unless otherwise specified in the notice evidencing your Option or Deferred Stock Unit awards, you will not be entitled to exercise voting rights for any shares of common stock subject to your Option or Deferred Stock Unit award unless and until the award is settled by a transfer of shares of common stock to you, and then only if you are the record owner of the shares on the record date for the relevant vote. In all cases, M&T’s stock transfer records will govern the determination of the date of your ownership of record.

Reports to Participants. M&T does not routinely furnish reports to participants in the Stock Incentive Plans advising them of the amount and status of the Option or Deferred Stock Unit awards granted to them under the plans. However, such information is available upon request.

Source of Common Stock. M&T common stock used to settle deferred stock unit awards under the Stock Incentive Plans may be either authorized and unissued shares, treasury shares or shares purchased in the open market.

Resale Restrictions

There may be restrictions on the time periods during which you may resell shares of M&T common stock which you receive pursuant to Options or Deferred Stock Units under the Plan and on the amount of shares of M&T common stock which you may sell at any given time.

Rule 144 Restrictions. If you seek to resell any common stock acquired by you under the Stock Incentive Plans, you must do so in a transaction that complies with or is exempt from the registration requirements of Section 5 of the Securities Act, such as a transaction that complies with Rule 144 of the Securities and Exchange Commission (the “SEC”). The requirements of Rule 144 apply differently depending on whether or not the Company is required to register the Common Stock with the SEC under the Securities Act; and whether or not you are an “affiliate” of the Company for purposes of Rule 144.

M&T is currently required to register M&T common stock with the SEC under the Securities Act. For purposes of Rule 144, you are an “affiliate” if you have been, within the past three months prior to the relevant sale under Rule 144, a director or executive officer of M&T or one of its material subsidiaries, or if you have, within that time, exercised a controlling influence over the affairs of the Company.

If, at the time you resell, you are an affiliate of M&T and M&T is still required to register the common stock, your sale of shares of M&T common stock acquired under the Stock Incentive Plans must meet the following requirements to satisfy Rule 144:

(1)	You must sell the shares at least six months after the date you acquired them.

(2)	You must sell the shares at a time when M&T has filed with the SEC all reports required of it under the Exchange Act for the prior twelve-month period.

(3)	If you will sell more than 5,000 shares or $50,000 of common stock in reliance on Rule 144 during any period of three months, you must file a Form 144 prior to selling the stock.

(4)	The total number of shares of M&T common stock sold by you during the three-month period ending with the date of a sale under Rule 144 may not exceed the greater of 1% of the total number of outstanding shares of common stock and the average weekly trading volume of M&T common stock during the four-week period ending with the date on which you would file Form 144.

(5)	You must sell the shares in a transaction on a public market.

If, at the time you resell, you are still an affiliate of M&T, but M&T is no longer required to register the common stock with the SEC, your sale of shares of M&T common stock acquired under the Stock Incentive Plans must meet the following requirements to satisfy Rule 144:

(6)	You must sell the shares at least one year after the date you acquired them.

(7)	You must sell the shares when certain information concerning M&T and M&T common stock is publicly available. This information is described under Rule 144, and is generally required to be in the records of a broker or dealer quoting a security.

(8)	Your sale must meet requirements (3), (4) and (5) above in this section.

If, at the time you resell, you are no longer an affiliate, but M&T is still required to register M&T common stock, your sale of shares of M&T common stock acquired under the Plan must either meet requirement (6) above, or meet both requirements (1) and (2) above to satisfy Rule 144. If, at the time you resell, you are no longer an affiliate and M&T is no longer required to register M&T common stock, your sale of shares of common stock acquired under the Stock Incentive Plans must meet requirement (6) above to satisfy Rule 144.

Income Tax Considerations

THE FOLLOWING GENERAL DESCRIPTION OF FEDERAL INCOME TAX RULES DOES NOT COVER EVERY SITUATION. YOU ARE URGED TO CONSULT WITH YOUR TAX PROFESSIONAL FOR SPECIFIC TAX ADVICE.

Award. The award of an Option or Deferred Stock Unit under the Stock Incentive Plans generally does not result in any income tax consequences to you.

Option Exercise. When you exercise an Option awarded under the Stock Incentive Plans, certain federal income tax consequences may attach. If you exercise an Option at a time when the exercise price that you pay is less than the fair market value of the common stock that you acquire, the difference will be includible in your gross income for federal income tax purposes income tax purposes for the taxable year in which the exercise occurs. The amount that is includible in your gross income may also be treated as employment or self-employment income on which you must pay employment or self-employment taxes, up to any applicable limits. M&T is required to report to the Internal Revenue Service the amount that is includible in your gross income and any amount that is subject to employment taxes, and to withhold appropriate amounts of tax.

Before permitting you to exercise an Option, the Committee may require you to make arrangements satisfactory to us to provide M&T with the funds which we must remit to the federal, state and local tax authorities on your behalf as tax withholding. These arrangements may consist of (a) direct payment to M&T of the required tax withholding, (b) authorization to deduct required amounts from Options or other compensation payments, or (c) fund transfer arrangements with your broker or banker.

When you exercise an Option, M&T may be entitled to a deduction (subject to applicable limitations on allowable deductions) in computing its federal income tax liability. In general, that deduction will be in the same amount as the amount you must include in your income for federal income tax purposes. To be allowed, the Company’s deduction must satisfy certain conditions generally applicable to deductible business expenses.

Deferred Stock Unit Settlement. When you acquire M&T common stock on settlement of a Deferred Stock Unit award, the fair market value of the stock on the date acquired will be includible in your gross income for federal income tax purposes for the taxable year in which the settlement occurs. The amount that is includible in your gross income will also be treated as self-employment income on which you must pay self-employment taxes, up to any applicable limits, for Social Security and Medicare benefits. M&T is required to report the amount that is includible in your gross income to the Internal Revenue Service and withhold appropriate amounts of tax.

When acquire M&T common stock on settlement of a Deferred Stock Unit award, M&T may be entitled to a deduction (subject to applicable limitations on allowable deductions) in computing its federal income tax liability. In general, that deduction will be in the same amount as the amount you must include in your income for federal income tax purposes. To be allowed, the Company’s deduction must satisfy certain conditions generally applicable to deductible business expenses.

Resales. When you acquire M&T common stock upon the exercise of an Option, you acquire a capital asset with a cost basis equal to the greater of the exercise price and fair market value on the date acquired. When you acquire M&T common stock upon settlement of a Deferred Stock Unit, you acquire a capital asset with a cost basis equal to the fair market value on the date settled.

Upon a subsequent resale of M&T common stock so acquired, the difference between your cost basis and the amount realized in the resale (after subtracting any related transaction costs) is a capital gain and will be taxed at capital gains rates. The applicable rate of tax will vary depending on your holding period and certain other factors. Your holding period for this purpose will begin as of the date on which your cost basis in the M&T common stock is established.

Other States. There may be additional income tax consequences under the laws of your state of residence. You should consult with your tax advisors.

Other Matters. The Plan is not qualified under section 401(a) of the Code.

Withdrawal from Plan; Assignment of Interest

Withdrawal from Plan. Your participation in the Stock Incentive Plans begins on the date you first enter into an award agreement under the plan, but you are not under any obligation to exercise any Options awarded to you under the Plan. Your withdrawal from the Plan occurs automatically upon the expiration or exercise of all Options, and settlement of all Deferred Stock Units, awarded to you.

Assignment of Interest. As a general rule, you may not transfer the Options or Deferred Stock Units awarded to you under the Plan as a gift, sell them, pledge them as security for a loan or otherwise assign any interest in them.

You may, however, transfer Options that remain unexercised, and Deferred Stock Units that remain unsettled, at the time of your death to a designated beneficiary or by will or the laws of descent and distribution. Each award notice will provide how you may designate a beneficiary for that award. Upon your death, the recipient of the Options will succeed to all of your rights under the Option and be subject to all of its terms and conditions.

You may also transfer all or part of your Options or Deferred Stock Units to certain members of your family by written notice to M&T in such form and manner as the Committee may prescribe. Any permitted transfer to family members must be received by the Committee prior to your death. When you transfer your Options, you give up all rights that you have to exercise or otherwise dispose of these Options. These rights belong to the recipient of your gift. For purposes of gift taxes, the value of your Options or Deferred Stock Units transferred as gifts will be determined at the time of the transfer. If the recipient of your gift exercises the Options or acquires M&T common stock on settlement of a Deferred Stock Unit, the recipient will recognize the same income you would have recognized if you had exercised the Options or acquired M&T common stock on settlement of a Deferred Stock Unit. In addition, you may be liable for payment of self-employment taxes for the excess of the fair market value of the over the exercise price on the date of exercise (or the full fair market value of shares acquired on settlement of a Deferred Stock Unit) as if you had exercised the Options (or received the settlement) yourself. On exercise, the recipient of your gift will acquire a capital asset with the same cost basis that you would have if you were the party exercising the Option or receiving the settlement of the Deferred Stock Unit.

There may be restrictions under the federal securities laws on the ability of the recipient of your gift to resell the shares acquired upon exercise of any transferred Options or settlement of any transferred Deferred Stock Units. If interested, you should consult with your advisors regarding the possibility of transferring your Options to family members as part of your estate and gift tax planning.

Forfeitures and Penalties

In order to enjoy the benefits available to you under the Plan, you must exercise the Options granted to you before they expire. You will forfeit any interest you have in respect of vested Options that remain unexercised at their expiration. You will also forfeit any interest in unvested Options or Deferred Stock Unit awards that expire or are forfeited before they vest.

Charges, Deductions and Liens Therefor

The Options or Deferred Stock Units granted to you under the Stock Incentive Plans, and any M&T common stock that you acquire upon exercise of an Option or settlement of a Deferred Stock Unit, will not generally be subject to charges, deductions or liens imposed by the Company.

The Officers’ Deferred Compensation Plan of Hudson City Bancorp, Inc.

Hudson City has adopted the Officers’ Deferred Compensation Plan of Hudson City Bancorp, Inc. (the “Officers’ Plan”). Pursuant to this plan, eligible individuals were permitted to elect to defer various components of their compensation into bookkeeping accounts, the values of which track the performance of the investment alternatives in which their accounts are deemed to be invested.

General Terms

Nature and Purpose of the Plans. The Officers’ Plan is a nonqualified deferred compensation plan that enabled officers of Hudson City and Hudson City Savings Bank, at the level of senior vice president and above, to defer taxation of the portion of compensation they elected to defer until a designated distribution event. Amounts deferred under the Officers’ Plan constitute unsecured general obligations of M&T, which rank equal in right of payment to other unsecured and unsubordinated indebtedness of M&T.

Term; Amendment and Termination. The Officers’ Plan will be in effect indefinitely, but may be amended in whole or in part by action of the Board, but not in a manner that adversely affects your right to receive benefits related to your participation during the period ending on or before the later of the adoption or effective date of the amendment. Notwithstanding the foregoing, the plan may be amended in any manner and at any time to effect compliance with section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and may be terminated by action of the Board within 12 months of a change of control event and at such other times and in such other circumstances permitted under section 409A of the Code. The plan may also be suspended with respect to compensation you earn and are paid after the date of the resolution suspending their operation and at such other time and in such other circumstances as permitted under section 409A of the Code.

Applicability of ERISA. The Officers’ Plan is subject to the reporting and disclosure requirements of Part I of Title I of the Employee Retirement Income Security Act of 1974, as amended.

Plan Administration. The Officers’ Plan is administered by the [Director of Human Resources of the Bank] or such other person, committee, corporation or organization appointed by the Committee. Subject to the terms and conditions of the plan and the limitations imposed by the Committee and the Board, the plan administrator is responsible for the overall management and administration of the Plans. The Committee retains administrative oversight and authority to determine certain important questions, including such questions relating to inconsistencies or omissions in the Plans and interpretation of provisions of the Plans.

Deferrals. Prior to the merger, Eligible Officers were entitled to elect to defer a percentage or dollar amount of base salary, annual bonus and/or equity compensation. Amounts elected to defer were deducted from amounts otherwise payable to the Eligible Officer. The Officers’ Plan did not impose a maximum percentage or dollar amount of compensation that could be deferred.

In order to receive an increase in annual base salary rate, Eligible Officers with an annual base salary in excess of $1 million were required to elect to defer all compensation (other than “qualified performance-based compensation” within the meaning of section 162(m) of the Code) payable for a calendar year in excess of $1 million (“Excess Compensation”).

Investment Alternatives. Amounts deferred under the Officers’ Plan are credited to a bookkeeping account and hypothetically invested in accordance with your direction (subject to certain requirements discussed under “Investments in Phantom Shares” below) among the investment alternatives available. Accounts are adjusted to reflect performance, whether positive or negative, of the selected investment alternatives during the deferral period. Participants bear the risk that the value of the investments may decrease during the deferral period.

Investments in Phantom Shares. Deferrals under the Officers’ Plan were in some cases invested in phantom shares of Hudson City common stock. Upon completion of the merger on November 1, 2015, any phantom shares of Hudson City common stock held in your account under the Officers’ Plan were converted into a number of phantom shares of M&T common stock equal to the product of (x) the number of shares of Hudson City common stock held in your account immediately prior to the effective time of the merger and (y) the exchange ratio.

Amounts invested in phantom shares under the Officers’ Plan may not be reinvested in other investment alternatives and are to be settled in stock.

Elections. Eligible Officers were entitled to elect which type(s), if any, of compensation to defer, the dollar amount or percentage of such type(s) to defer and the time(s) their deferred compensation will be distributed.

Once made, elections generally remain in effect for future years unless the Eligible Officer makes a new election within the requisite period or ceases to be an Eligible Officer. Elections (including deemed elections to the extent that prior elections remained in place) cannot be revoked after the last date on which the election could have been made.

Distributions. In the absence of an election that provides otherwise, amounts deferred under the Officers’ Plan are distributed in a single lump sum during the calendar year following the participant’s termination of employment. Alternatively, a participant could elect to receive either a lump sum payment on a specified date or annual installments (not to exceed fifteen) commencing as of a specified date. Notwithstanding anything in the Officers’ Plan to the contrary, a participant who is a “specified employee” at the time his or her employment terminated, will not receive any distribution until at least six months following termination of employment.

If the amount payable to a terminated participant under the Officers’ Plan is $10,000 or less, the full balance payable will be distributed in a single lump sum as soon as practicable following termination of employment.

Amounts invested in phantom shares under the Officers’ Plan must be distributed in shares of M&T’s common stock. All other distributions are payable in cash unless the plan administrator determines otherwise.

Assignment of Interest. As a general rule, participants may not give away any right to distribution or payment under the Officers’ Plan, sell it, pledge it as security for a loan or otherwise assign any interest in it. Each participant may, however, designate a beneficiary to receive the amount remaining in their account as of the date of the participant’s death.

Income Tax Considerations

THE FOLLOWING GENERAL DESCRIPTION OF FEDERAL INCOME TAX RULES DOES NOT COVER EVERY SITUATION. PARTICIPANTS ARE URGED TO CONSULT WITH THEIR TAX PROFESSIONALS FOR SPECIFIC TAX ADVICE.

Deferral of Compensation. Compensation deferred under the Plans is not taxable until the years in which it is distributed. When participants are required to recognize income on amounts distributed under the Plans, the Company may be entitled to a deduction (subject to applicable limitations on allowable deductions) in computing its federal income tax liability. In general, that deduction will be for the same amount as the amount you must include in your income for federal income tax purposes. To be allowed, the Company’s deduction must satisfy certain conditions generally applicable to deductible business expenses.

State Tax Treatment. There may be different income tax consequences under the laws of your state of residence. You should consult with your own tax advisors.

Other Matters. The Officers’ Plan is not qualified under section 401(a) of the Code.

The Profit Incentive Bonus Plan of Hudson City Savings Bank

Hudson City has adopted The Profit Incentive Bonus Plan of Hudson City Savings Bank (the “PIP Plan”). The PIP Plan is a defined contribution plan. These types of plans are commonly described by the method by which contributions for participants are made to the plan. The PIP Plan is a 401(k) deferral plan.

In connection with M&T’s acquisition of Hudson City, shares of Hudson City common stock held in PIP Plan accounts converted into shares of common stock of M&T. This prospectus supplement relates to converted equity awards held by former employees of Hudson City (or their respective legal successors). Accordingly, while such persons may retain the equity awards they own as a result of their participation in the PIP Plan, they are ineligible to make contributions to the PIP Plan.

General Terms

Nature and Purpose of the Plan. The PIP Plan is intended to be a qualified retirement plan under the Internal Revenue Code. The purpose of the plan was to enable eligible employees to save for retirement. As well as retirement benefits, the plan provides certain benefits in the event of death, disability, or other termination of employment.

Plan Administrator and Trustee. The PIP Plan administrator (the “PIP Plan Administrator”) is Manufacturers and Traders Trust Company, as successor to Hudson City Savings Bank. The PIP Plan Administrator responsible for the administration of the PIP Plan. The PIP Plan trustee (the “PIP Plan Trustee”) is Fidelity Management Trust Company. The PIP Plan Trustee is responsible for trusteeing the PIP Plan’s assets.

Investments. ERISA imposes certain duties on the parties who are responsible for the operation of the PIP Plan. These parties, called fiduciaries, have a duty to invest PIP Plan assets in a prudent manner. However, an exception exists for plans that comply with ERISA Section 404(c) and permit a participant to exercise control over the assets in his/her Account and choose from a broad range of investment alternatives. The PIP Plan is intended to be a Section 404(c) plan. To the extent that you have directed the investment of assets in your PIP Plan account under the PIP Plan, you are responsible for the investment decisions you made relating to those assets and the PIP Plan fiduciaries are not responsible for any losses resulting from your investment instructions.

Plan Distributions

A distribution can be made to you if you request one due to your retirement or termination of employment from Hudson City. Beneficiaries may request a distribution of a participant’s vested PIP Plan account balance in the event of his or her death. The value of your PIP Plan account balance will continue to increase or decrease, as appropriate, based on the investment returns until it is distributed.

If you are taking a distribution of your entire vested Account balance, you may elect to receive your entire vested Account balance in a combination of cash and, to the extent your Account is invested in company stock, an in-kind distribution of company stock.

You may defer receipt of your distribution until a later date. However, you cannot postpone it if your vested PIP Plan account balance is $1,000 or less in which case the PIP Plan Administrator will direct the Trustee to distribute it to you as a lump sum distribution without your consent. If your vested PIP Plan account balance exceeds $1,000, you may delay your distribution until you are required by law to receive minimum required distributions. You will generally have a continuing election to request a distribution if you elect to postpone your distribution. Your consent will be required for any distribution if your vested PIP Plan account balance is greater than $1,000. Prior to such distribution you still have the right to request that the amount be distributed directly to you in the form of a lump sum payment or to request that it be rolled-over to a different IRA provider or another retirement plan eligible to receive rollover contributions.

Under the PIP Plan, you are eligible to request a distribution of your vested PIP Plan account balance in connection with certain events, including the following:

Death. If you are a participant in the PIP Plan and die, your vested PIP Plan account balance, if any, will be paid to your designated beneficiary or beneficiaries. If you are a participant in the Plan and die while performing qualified military service, then your account balance will become 100% vested.

Minimum Required Distributions. You are required by law to receive a minimum required distribution from the PIP Plan no later than April 1 of the calendar year following the calendar year you turn 70 1⁄2 or terminate your employment, whichever is later.

Termination of Employment. Generally, if you terminated your employment with Hudson City, you may elect to receive a distribution of your vested PIP Plan account balance from the PIP Plan.

Miscellaneous Information.

Benefits provided by the PIP Plan are not insured or guaranteed by the Pension Benefit Guaranty Corporation under Title IV of ERISA because the insurance provisions under ERISA are not applicable to the PIP Plan. You will only be entitled to the vested benefits in your PIP Plan account based upon the provisions of the PIP Plan and the value of your PIP Plan account will be subject to investment gains and losses. The PIP Plan sponsor, Manufacturers and Traders Trust Company as successor to Hudson City Savings Bank (the “PIP Plan Sponsor”), reserves the authority to amend certain provisions of the PIP Plan by taking the appropriate action. However, any amendment may not eliminate certain forms of benefits under the PIP Plan. The PIP Plan Sponsor reserves the right to terminate the PIP Plan at any time by taking appropriate action as circumstances may dictate, with the approval of its Board of Directors.

U.S. Tax Information.

THE FOLLOWING GENERAL DESCRIPTION OF FEDERAL INCOME TAX RULES DOES NOT COVER EVERY SITUATION. PARTICIPANTS ARE URGED TO CONSULT WITH THEIR TAX PROFESSIONALS FOR SPECIFIC TAX ADVICE.

All amounts in your PIP Plan accounts, except amounts contributed on an after-tax basis, are taxed as ordinary income to you in the year in which they are distributed, unless the distribution is rolled over. You should consult with your tax advisor to determine the financial impact of your situation before you request a distribution.

General Information About Rollovers.

How can a rollover affect my taxes? You will be taxed on a payment from the PIP Plan if you do not roll it over. If you are under age 59 1⁄2 and do not do a rollover, you will also have to pay a 10% additional income tax on early distributions (unless an exception applies). However, if you do a rollover, you will not have to pay tax until you receive payments later and the 10% additional income tax will not apply if those payments are made after you are age 59 1⁄2 (or if an exception applies).

Where may I roll over the payment? You may roll over the payment to either an IRA (an individual retirement account or individual retirement annuity) or an employer plan (a tax-qualified plan, section 403(b) plan, or governmental section 457(b) plan) that will accept the rollover. The rules of the IRA or employer plan that holds the rollover will determine your investment options, fees, and rights to payment from the IRA or employer plan (for example, no spousal consent rules apply to IRAs and IRAs may not provide loans). Further, the amount rolled over will become subject to the tax rules that apply to the IRA or employer plan. IRAs are offered by banks, savings banks, savings and loan associations, insurance companies and other financial institutions.

How do I do a rollover? There are two ways to do a rollover. You can do either a direct rollover or a 60-day rollover.

If you do a direct rollover, the PIP Plan will make the payment directly to your IRA or an employer plan. You should contact the IRA sponsor or the administrator of the employer plan for information on how to do a direct rollover.

If you do not do a direct rollover, you may still do a rollover by making a deposit into an IRA or eligible employer plan that will accept it. You will have 60 days after you receive the payment to make the deposit. If you do not do a direct rollover, the PIP Plan is required to withhold 20% of the payment for federal income taxes (up to the amount of cash and property received other than employer stock). This means that, in order to roll over the entire payment in a 60-day rollover, you must use other funds to make up for the 20% withheld. If you do not roll over the entire amount of the payment, the portion not rolled over will be taxed and will be subject to the 10% additional income tax on early distributions if you are under age 59 1⁄2 (unless an exception applies).

How much may I roll over? If you wish to do a rollover, you may roll over all or part of the amount eligible for rollover. As a former employee, any payment from the PIP Plan is eligible for rollover, except:

•	Certain payments spread over a period of at least 10 years or over your life or life expectancy (or the lives or joint life expectancy of you and your beneficiary)

•	Required minimum distributions after age 70 1⁄2 (or after death)

•	Corrective distributions of contributions that exceed tax law limitations

The PIP Plan administrator or the payor can tell you what portion of a payment is eligible for rollover.

If I don’t do a rollover, will I have to pay the 10% additional income tax on early distributions? If you are under age 59 1⁄2, you will have to pay the 10% additional income tax on early distributions for any payment from the PIP Plan (including amounts withheld for income tax) that you do not roll over, unless one of the exceptions listed below applies. This tax is in addition to the regular income tax on the payment not rolled over.

The 10% additional income tax does not apply to the following payments from the PIP Plan:

•	Payments made after you separate from service if you will be at least age 55 in the year of the separation

•	Payments that start after you separate from service if paid at least annually in equal or close to equal amounts over your life or life expectancy (or the lives or joint life expectancy of you and your beneficiary)

•	Payments made due to disability

•	Payments after your death

•	Corrective distributions of contributions that exceed tax law limitations

•	Payments made directly to the government to satisfy a federal tax levy

•	Payments made under a qualified domestic relations order (QDRO)

•	Payments up to the amount of your deductible medical expenses

•	Certain payments made while you are on active duty if you were a member of a reserve component called to duty after September 11, 2001 for more than 179 days

If I do a rollover to an IRA, will the 10% additional income tax apply to early distributions from the IRA? If you receive a payment from an IRA when you are under age 59 1⁄2, you will have to pay the 10% additional income tax on early distributions from the IRA, unless an exception applies. In general, the exceptions to the 10% additional income tax for early distributions from an IRA are the same as the exceptions listed above for early distributions from a plan. However, there are a few differences for payments from an IRA, including:

•	There is no exception for payments after separation from service that are made after age 55.

•	The exception for qualified domestic relations orders (QDROs) does not apply (although a special rule applies under which, as part of a divorce or separation agreement, a tax-free transfer may be made directly to an IRA of a spouse or former spouse).

•	The exception for payments made at least annually in equal or close to equal amounts over a specified period applies without regard to whether you have had a separation from service.

•	There are additional exceptions for (1) payments for qualified higher education expenses, (2) payments up to $10,000 used in a qualified first-time home purchase, and (3) payments for health insurance premiums after you have received unemployment compensation for 12 consecutive weeks (or would have been eligible to receive unemployment compensation but for self-employed status).

Will I owe State income taxes? This notice does not describe any State or local income tax rules (including withholding rules).

Special Rules and Options

If your payment includes after-tax contributions. After-tax contributions included in a payment are not taxed. If a payment is only part of your benefit, an allocable portion of your after-tax contributions is included in the payment, so you cannot take a payment of only after-tax contributions. However, if you have pre-1987 after-tax contributions maintained in a separate account, a special rule may apply to determine whether the after-tax contributions are included in a payment. In addition, special rules apply when you do a rollover, as described below.

You may roll over to an IRA a payment that includes after-tax contributions through either a direct rollover or a 60-day rollover. You must keep track of the aggregate amount of the after-tax contributions in all of your IRAs (in order to determine your taxable income for later payments from the IRAs). If you do a direct rollover of only a portion of the amount paid from the PIP Plan and at the same time the rest is paid to you, the portion directly rolled over consists first of the amount that would be taxable if not rolled over. For example, assume you are receiving a distribution of $12,000, of which $2,000 is after-tax contributions. In this case, if you directly roll over $10,000 to an IRA that is not a Roth IRA, no amount is taxable because the $2,000 amount not directly rolled over is treated as being after-tax contributions. If you do a direct rollover of the entire amount paid from the PIP Plan to two or more destinations at the same time, you can choose which destination receives the after-tax contributions.

If you do a 60-day rollover to an IRA of only a portion of a payment made to you, the after-tax contributions are treated as rolled over last. For example, assume you are receiving a distribution of $12,000, of which $2,000 is after-tax contributions, and no part of the distribution is directly rolled over. In this case, if you roll over $10,000 to an IRA that is not a Roth IRA in a 60-day rollover, no amount is taxable because the $2,000 amount not rolled over is treated as being after-tax contributions.

You may roll over to an employer plan all of a payment that includes after-tax contributions, but only through a direct rollover (and only if the receiving plan separately accounts for after-tax contributions and is not a governmental section 457(b) plan). You can do a 60-day rollover to an employer plan of part of a payment that includes after-tax contributions, but only up to the amount of the payment that would be taxable if not rolled over.

If you miss the 60-day rollover deadline. Generally, the 60-day rollover deadline cannot be extended. However, the IRS has the limited authority to waive the deadline under certain extraordinary circumstances, such as when external events prevented you from completing the rollover by the 60-day rollover deadline. To apply for a waiver, you must file a private letter ruling request with the IRS. Private letter ruling requests require the payment of a nonrefundable user fee. For more information, see IRS Publication 590-A, Contributions to Individual Retirement Arrangements (IRAs).

If your payment includes employer stock that you do not roll over. If you do not do a rollover, you can apply a special rule to distributions of M&T common stock that are either attributable to after-tax contributions or paid in a lump sum after separation from service (or after age 59 1⁄2, disability, or death). Under the special rule, the “net unrealized appreciation” on the stock will not be taxed when distributed from the PIP Plan and will be taxed at capital gain rates when you sell the stock. Net unrealized appreciation is generally the increase in the value of employer stock after it was acquired by the PIP Plan. If you do a rollover for a payment that includes employer stock (for example, by selling the stock and rolling over the proceeds within 60 days of the payment), the special rule relating to the distributed employer stock will not apply to any subsequent payments from the IRA or employer plan. The PIP Plan administrator can tell you the amount of any net unrealized appreciation.

If you have an outstanding loan that is being offset. If you have an outstanding loan from the PIP Plan, your PIP Plan benefit may be offset by the amount of the loan, typically when your employment ends. The loan offset amount is treated as a distribution to you at the time of the offset and will be taxed (including the 10% additional income tax on early distributions, unless an exception applies) unless you do a 60-day rollover in the amount of the loan offset to an IRA or employer plan.

If you were born on or before January 1, 1936. If you were born on or before January 1, 1936 and receive a lump sum distribution that you do not roll over, special rules for calculating the amount of the tax on the payment might apply to you. For more information, see IRS Publication 575, Pension and Annuity Income.

If you roll over your payment to a Roth IRA. If you roll over a payment from the PIP Plan to a Roth IRA, a special rule applies under which the amount of the payment rolled over (reduced by any after-tax amounts) will be taxed. However, the 10% additional income tax on early distributions will not apply (unless you take the amount rolled over out of the Roth IRA within 5 years, counting from January 1 of the year of the rollover).

If you roll over the payment to a Roth IRA, later payments from the Roth IRA that are qualified distributions will not be taxed (including earnings after the rollover). A qualified distribution from a Roth IRA is a payment made after you are age 59 1⁄2 (or after your death or disability, or as a qualified first-time homebuyer distribution of up to $10,000) and after you have had a Roth IRA for at least 5 years. In applying this 5-year rule, you count from January 1 of the year for which your first contribution was made to a Roth IRA. Payments from the Roth IRA that are not qualified distributions will be taxed to the extent of earnings after the rollover, including the 10% additional income tax on early distributions (unless an exception applies). You do not have to take required minimum distributions from a Roth IRA during your lifetime. For more information, see IRS Publication 590-A, Contributions to Individual Retirement Arrangements (IRAs), and IRS Publication 590-B, Distributions from Individual Retirement Arrangements (IRAs).

Payments after death of the Participant. If you receive a distribution after the participant’s death that you do not roll over, the distribution will generally be taxed in the same manner described elsewhere in this notice. However, the 10% additional income tax on early distributions and the special rules for public safety officers do not apply, and the special rule described under the section “If you were born on or before January 1, 1936” applies only if the participant was born on or before January 1, 1936.

If you are a surviving spouse. If you receive a payment from the PIP Plan as the surviving spouse of a deceased participant, you have the same rollover options that the participant would have had, as described elsewhere in this notice. In addition, if you choose to do a rollover to an IRA, you may treat the IRA as your own or as an inherited IRA.

An IRA you treat as your own is treated like any other IRA of yours, so that payments made to you before you are age 59 1⁄2 will be subject to the 10% additional income tax on early distributions (unless an exception applies) and required minimum distributions from your IRA do not have to start until after you are age 70 1⁄2.

If you treat the IRA as an inherited IRA, payments from the IRA will not be subject to the 10% additional income tax on early distributions. However, if the participant had started taking required minimum distributions, you will have to receive required minimum distributions from the inherited IRA. If the participant had not started taking required minimum distributions from the PIP Plan, you will not have to start receiving required minimum distributions from the inherited IRA until the year the participant would have been age 70 1⁄2.

If you are a surviving beneficiary other than a spouse. If you receive a payment from the PIP Plan because of the participant’s death and you are a designated beneficiary other than a surviving spouse, the only rollover option you have is to do a direct rollover to an inherited IRA. Payments from the inherited IRA will not be subject to the 10% additional income tax on early distributions. You will have to receive required minimum distributions from the inherited IRA.

Payments under a qualified domestic relations order. If you are the spouse or former spouse of the participant who receives a payment from the PIP Plan under a qualified domestic relations order (QDRO), you generally have the same options the participant would have (for example, you may roll over the payment to your own IRA or an eligible employer plan that will accept it). Payments under the QDRO will not be subject to the 10% additional income tax on early distributions.

If you are a nonresident alien. If you are a nonresident alien and you do not do a direct rollover to a U.S. IRA or U.S. employer plan, instead of withholding 20%, the PIP Plan is generally required to withhold 30% of the payment for federal income taxes. If the amount withheld exceeds the amount of tax you owe (as may happen if you do a 60-day rollover), you may request an income tax refund by filing Form 1040NR and attaching your Form 1042-S. See Form W-8BEN for claiming that you are entitled to a reduced rate of withholding under an income tax treaty. For more information, see also IRS Publication 519, U.S. Tax Guide for Aliens, and IRS Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities.

Other Special Rules

If a payment is one in a series of payments for less than 10 years, your choice whether to make a direct rollover will apply to all later payments in the series (unless you make a different choice for later payments).

If your payments for the year are less than $200 (not including payments from a designated Roth account in the PIP Plan), the PIP Plan is not required to allow you to do a direct rollover and is not required to withhold for federal income taxes. However, you may do a 60-day rollover.

Unless you elect otherwise, a mandatory cash-out of more than $1,000 (not including payments from a designated Roth account in the PIP Plan) will be directly rolled over to an IRA chosen by the PIP Plan administrator or the payor. A mandatory cash-out is a payment from a plan to a participant made before age 62 (or normal retirement age, if later) and without consent, where the participant’s benefit does not exceed $5,000 (not including any amounts held under the plan as a result of a prior rollover made to the plan).

You may have special rollover rights if you recently served in the U.S. Armed Forces. For more information, see IRS Publication 3, Armed Forces’ Tax Guide.

For More Information

You should consult with the PIP Plan administrator and a professional tax advisor, before taking a payment from the PIP Plan. Also, you can find more detailed information on the federal tax treatment of payments from employer plans in: IRS Publication 575, Pension and Annuity Income; IRS Publication 590-A, Contributions to Individual Retirement Arrangements (IRAs); IRS Publication 590-B, Distributions from Individual Retirement Arrangements (IRAs); and IRS Publication 571, Tax-Sheltered Annuity Plans (403(b) Plans). These publications are available from a local IRS office, on the web at www.irs.gov, or by calling 1-800-TAX-FORM.

PLAN OF DISTRIBUTION

This prospectus supplement relates to the shares of M&T common stock that are issuable upon the vesting, exercise or settlement of certain equity awards held by former employees of Hudson City that are assumed by M&T and converted into equity awards in respect of shares of M&T common stock in connection with M&T’s acquisition of Hudson City. Former employees includes executors, administrators or beneficiaries of the estates of deceased employees, guaradians or members of a committee for incompetent former employees, or similar persons duly authorized by law to administer the estate or assets of former employees and directors. M&T is offering these shares of M&T common stock directly to the holders of these equity awards according ot the terms of the underlying equity award agreements. M&T is not using an underwriter in connection with this offering. These shares of M&T common stock will be listed for trading on the New York Stock Exchange.

In order to facilitate the vesting or exercise of any such equity awards, M&T will furnish, at its expense, such reasonable number of copies of this prospectus supplement and the accompanying prospectus to each former employee holding such equity award as such holder may request, together with instructions that copies be delivered to the beneficial owners of such equity awards.

LEGAL MATTERS

The validity of the shares of M&T common stock to which this prospectus supplement relates are being passed upon by Drew J. Pfirrman, Senior Vice President and General Counsel of M&T.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of M&T for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

M&T files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document M&T files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, M&T’s SEC filings are available to the public at the SEC’s website at http://www.sec.gov.

Prior to M&T’s acquisition of Hudson City on November 1, 2015, Hudson City also filed annual, quarterly and current reports, proxy statements and other information with the SEC. Documents filed by Hudson City may also be inspected and copied at the locations referred to above and are otherwise available through the SEC’s website.

M&T also maintains a website (http://www.mandtbank.com ) where information about M&T and its subsidiaries can be obtained. The information contained on M&T’s website, www.mandtbank.com, is not a part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference herein or therein.

In this supplemental prospectus, as permitted by law, M&T “incorporates by reference” information from other documents that M&T files with the SEC. This means that M&T can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care.

When M&T makes future filings with the SEC, the information incorporated by reference in this prospectus supplement and the accompanying prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

M&T incorporates by reference the documents listed below and any documents M&T files with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (other than those documents or portions of those documents that may be “furnished” and not filed with the SEC) until M&T’s offering is completed or terminated:

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 20, 2015;

•	Definitive Proxy Statement on Schedule 14A for the 2015 Annual Meeting of Shareholders held on April 21, 2015, filed with the SEC on March 5, 2015;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, filed with the SEC on May 8, 2015, June 30, 2015, filed with the SEC on August 5, 2015 and September 30, 2015, filed with the SEC on October 30, 2015;

•	Current Reports on Form 8-K, filed with the SEC on January 30, 2015, April 17, 2015, April 23, 2015, June 9, 2015, September 30, 2015 and October 22, 2015; and

•	The description of M&T’s common stock contained in the Registration Statement on Form 8-A filed with the SEC on May 20, 1998, including any amendment or report filed for the purpose of updating such description.

You may request a copy of any of these filings (other than exhibits that are not specifically incorporated by reference herein), at no cost, by writing to or telephoning M&T at the following address and telephone number:

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

(716) 842-5445

PROSPECTUS

M&T BANK CORPORATION

$3,000,000,000

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

of

M&T BANK CORPORATION

These securities may be offered and sold from time to time by us, and also may be offered and sold by one or more selling securityholders to be identified in the future, in one or more offerings, up to a total dollar amount of $3,000,000,000 (or the equivalent in foreign currency or currency units). We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in these securities. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement and a pricing supplement, if any.

M&T Bank Corporation’s common stock is traded on the New York Stock Exchange under the symbol “MTB.”

Investing in our securities involves certain risks. See “Risk Factors” on page 4 of this prospectus and on page 23 of our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference, as well as any risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about certain risks that you should consider before buying any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer and sell the securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

M&T Securities, Inc. is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and may participate in distributions of the securities referred to above. Accordingly, the participation of such entity in the offerings of such securities will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in FINRA Rule 5121.

These securities are not savings accounts, deposits or other obligations of any bank. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is September 18, 2015.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “M&T”, “we”, “us”, “our” or similar references mean M&T Bank Corporation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and other publicly available documents, including the documents incorporated herein by reference, may include and our representatives may from time to time make projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about our business and management’s beliefs and assumptions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements.

Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on trust-related revenues; legislation and/or regulation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively, including tax legislation or regulation; regulatory supervision and oversight, including monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger, acquisition and investment activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.

These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.

ABOUT THIS DOCUMENT

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. The prospectus does not contain all information included in the registration statement. You may review a copy of the registration statement at the SEC’s Public Reference Room as well as through the SEC’s internet site, as described below. Under this shelf registration process, we may offer and sell the securities identified in this prospectus. Each time we offer and sell securities, we will provide a prospectus supplement that will contain information about the terms of the offering and the securities being offered and, if necessary, a pricing supplement that will contain the specific terms of your securities. The prospectus supplement and, if necessary, the pricing supplement, may also add, update or change information contained in this prospectus. Any information contained in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement or a pricing supplement. You should read carefully this prospectus and any prospectus supplement and pricing supplement, together with the additional information described below under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. M&T also maintains a website (http://www.mandtbank.com ) where information about M&T and its subsidiaries can be obtained. The information contained in the M&T website is not part of this prospectus.

In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than those documents or portions of those documents that may be “furnished” and not filed with the SEC) until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 20, 2015;

•	Definitive Proxy Statement on Schedule 14A for the 2015 Annual Meeting of Shareholders held on April 21, 2015, filed with the SEC on March 5, 2015;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, filed with the SEC on May 8, 2015, and June 30, 2015, filed with the SEC on August 5, 2015;

•	Current Reports on Form 8-K, filed with the SEC on January 30, 2015, April 17, 2015, April 23, 2015 and June 9, 2015; and

•	The description of M&T’s common stock and preferred stock contained in the Registration Statement on Form 8-A filed with the SEC on May 20, 1998.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address and telephone number:

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

(716) 842-5445

ABOUT M&T BANK CORPORATION

M&T Bank Corporation is a New York business corporation, which is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended and as a bank holding company under Article III-A of the New York Banking Law. The principal executive offices of M&T are located at One M&T Plaza, Buffalo, New York 14203. The telephone number for M&T is (716) 842-5445.

RISK FACTORS

Investing in our securities involves certain risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus as set forth in the applicable prospectus supplement.

CONSOLIDATED EARNINGS RATIOS

The table below provides M&T’s consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods shown.

Effective January 1, 2015, we made an accounting policy election in accordance with amended accounting guidance issued by the Financial Accounting Standards Board in January 2014 to account for investments in qualified affordable housing projects using the proportionate amortization method. Under the proportionate amortization method, we amortize the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognize the net investment performance in the income statement as a component of income tax expense. The adoption of the amended guidance did not have a significant effect on our financial position or results of operations, but did result in the restatement of the consolidated statement of income for periods prior to January 1, 2015 to remove losses associated with qualified affordable housing projects from “other costs of operations” and include the amortization of the initial cost of the investment in income tax expenses. The cumulative effect of the adjustments associated with adopting the amended guidance was not material as of the beginning of any period presented in those consolidated financial statements. These restated consolidated statements of income for periods prior to January 1, 2015 have been reflected in the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends provided below.

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits	6.71x	7.55x	7.46x	8.45x	7.05x	5.52x	4.66x
Including interest on deposits	5.76x	6.18x	6.18x	6.51x	5.19x	3.89x	3.27x
CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits	4.91x	5.41x	5.33x	6.42x	5.53x	4.55x	4.01x
Including interest on deposits	4.44x	4.75x	4.71x	5.31x	4.40x	3.46x	3.00x

VALIDITY OF SECURITIES

The validity of the securities may be passed upon for us by Hodgson Russ LLP, or by counsel named in the applicable prospectus supplement, and for any underwriters or agents by counsel selected by such underwriters or agents.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of M&T Bank Corporation for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.